Exhibit 3.1
     The Articles of Incorporation of Philadelphia Consolidated Holding Corp. were amended on December 1, 2008 as follows:
     “4. The aggregate number of shares authorized: 1,000 shares of Common Stock, par value $1.00 per share.”